NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on September 5, 2006, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on August 21, 2006 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefor and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the terms of the Warrants (Expiring August 21, 2006) of INCO Limited which expired on August 21, 2006 and became null and void, each Warrant (Expiring August 21, 2006) entitled the holder to purchase One Common Share of INCO Limited at an exercise price of (CDN) $30.00, or the equivalent in US $, subject to certain adjustments. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on August 21, 200